Exhibit 5.2

Kenneth L. Guernsey

T: +1 415 693 2091

kguernsey@cooley.com

August 14, 2012

Exelixis, Inc.

210 East Grand Ave.

South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Exelixis, Inc., a Delaware corporation (the “Company”), of an aggregate of $287,500,000 principal amount of the Company’s 4.25% Senior Subordinated Convertible Notes due 2019 (the “Notes”) initially convertible into 54,117,649 shares of the Company’s common stock, par value $0.001 per share (the “Conversion Shares”) (including up to $37,500,000 of Notes that may be sold pursuant to the exercise of an overallotment option), pursuant to the Registration Statement on Form S-3 (File No. 333-182018), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to Rules 462(b) and 462(e) of the Act on June 8, 2012 and declared effective by the Commission on June 8, 2012 (the “Registration Statement”), including the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Notes to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Notes are to be issued pursuant to the Indenture dated August 14, 2012, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Base Indenture”), and a First Supplemental Indenture dated August 14, 2012, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Indenture, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law and, as to the Notes constituting valid and legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800         T: (415) 693-2000         F: (415) 693-2222         WWW.COOLEY.COM

August 14, 2012

Page Two

In rendering this opinion, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; and (v) the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. With respect to our opinion as to the Conversion Shares, we have assumed that, at the time of issuance of such Conversion Shares, a sufficient number of shares of Common Stock will be authorized and available for issuance.

We have assumed that, with respect to the Notes, (i) prior to the execution of the Base Indenture and the Supplemental Indenture, the Indenture and the Supplemental Indenture will have been duly authorized by the Company and the Trustee by all necessary corporate action, (ii) the Indenture, in substantially the form filed as Exhibit 4.4 to the Registration Statement, will be duly executed and delivered by the Company and the Trustee, and (iii) the Supplemental Indenture will have the terms described in the Prospectus Supplement and be duly executed and delivered by the Company and the Trustee in the form approved by the Company’s Board of Directors (or a duly constituted and empowered committee thereof).

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (i) when duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the purchasers thereof against payment therefor, the Notes will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity and limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Conversion Shares, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report of the Company on Form 8-K and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800         T: (415) 693-2000         F: (415) 693-2222         WWW.COOLEY.COM